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[Penn Mutual Letterhead]




January 5, 2001
Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Flexible Premium Adjustable Variable Life Insurance Policy
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 13 (File No. 33-54662) to the Penn Mutual Variable Life Account I Registration Statement on Form S-6 (the "Registration Statement"), covering the fourth generation flexible premium adjustable variable life insurance policy ("Cornerstone VUL IV") to be issued by The Penn Mutual Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes Cornerstone VUL
IV. The forms for Cornerstone VUL IV were reviewed under my direction, and I am familiar with the Registration Statement and the Exhibits thereto. In my opinion:

1. The illustrations of Policy Values, Net Cash Surrender Values, Death Benefits and Accumulation Premiums included in the Prospectus and based on the assumptions stated in the illustrations are consistent with the provisions of Cornerstone VUL IV. The rate structure of Cornerstone VUL IV has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a policy for the ages and sexes shown, than to prospective purchasers of a policy for other ages and sexes.

2. The tables of minimum initial premiums, mortality and expense risk face amount charges and "applicable percentages" used in determining death benefits, included in the appendices to the Prospectus, are consistent with the provisions of Cornerstone VUL IV.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.

Very truly yours,


/s/ Raymond G. Caucci
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Raymond G. Caucci, F.S.A., M.A.A.A.
Assistant Vice President and Product Manager Actuary